Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Notes offered hereby	$14,968,000.00	100.00%	$14,968,000.00	$835.21(1)

(1)	The filing fee is calculated in accordance with Rule 457(r) under the Securities Act. There are unused registration fees of $65,466.24 that have been paid in respect of securities offered from Eksportfinans ASA’s Registration Statement No. 333-140456, of which this pricing supplement is a part. After giving effect to the $835.21 registration fee for this offering, $64,631.03 remains available for future offerings. No additional registration fee has been paid with respect to this offering.

PRICING SUPPLEMENT NO. 433 dated August 28, 2009
To Prospectus Supplement and Prospectus dated February 5, 2007 and
Product Supplement No. 2 dated September 7, 2007
Relating to the Eksportfinans ASA U.S. Medium-Term Note Program

Filed pursuant to Rule 424(b)(3) Registration Statement No. 333-140456

EKSPORTFINANS ASA

     Reverse Exchangeable Securities with Contingent Downside Protection

$12,020,000.00 15.50% Enhanced Yield Securities linked to the common stock of Bank of America Corporation due March 5, 2010

$792,000.00 17.00% Enhanced Yield Securities linked to the common stock of The Goodyear Tire & Rubber Company due March 5, 2010

$2,156,000.00 20.00% Enhanced Yield Securities linked to the common stock of Massey Energy Company due March 5, 2010

Offering Information

Offerings:

This pricing supplement relates to three separate offerings of securities, each of which is linked to one, and only one, Underlying Stock. You may participate in any or all of the security offerings. This terms supplement does not, however, allow you to purchase a security linked to a basket of more than one or all of the Underlying Stocks described below.

Issuer: Underlying Stock:	Eksportfinans ASA The Underlying Stock for each security offering will be the common stock of the issuers as set forth in the table below:

	Underlying Stock (for each of the security offerings)	CUSIP No.	Relevant Exchange	Ticker Symbol
	Bank of America Corporation	060505682	NYSE	BAC
	The Goodyear Tire & Rubber Company	382550101	NYSE	GT
	Massey Energy Company	576206106	NYSE	MEE

Agent:	Wells Fargo Securities, LLC

Principal Amount per security:	$1,000.00

Issue Price per security:	100.00%

Maturity Date:	Securities linked to Bank of America Corporation		March 5, 2010
	Securities linked to The Goodyear Tire & Rubber Company		March 5, 2010
	Securities linked to Massey Energy Company		March 5, 2010

Valuation Date: (as further	Securities linked to Bank of America Corporation		February 26, 2010
described in product supplement	Securities linked to The Goodyear Tire & Rubber Company		February 26, 2010
no. 2)	Securities linked to Massey Energy Company		February 26, 2010

Interest:	Securities linked to Bank of America Corporation, 15.50% per annum, payable monthly.

	Securities linked to The Goodyear Tire & Rubber Company, 17.00% per annum, payable monthly.

	Securities linked to Massey Energy Company, 20.00% per annum, payable monthly.

Interest Payment Dates:	Securities linked to Bank of America Corporation	5th of each month, starting October 5, 2009
	Securities linked to The Goodyear Tire & Rubber Company	5th of each month, starting October 5, 2009
	Securities linked to Massey Energy Company	5th of each month, starting October 5, 2009

Initial Stock Price:	Securities linked to Bank of America Corporation	$17.98
	Securities linked to The Goodyear Tire & Rubber Company	$16.20
	Securities linked to Massey Energy Company	$28.43

Knock-in Price:	Securities linked to Bank of America Corporation: $12.586, the price that is 30.00% below the initial stock price.

	Securities linked to The Goodyear Tire & Rubber Company: $11.34, the price that is 30.00% below the initial stock price.

	Securities linked to Massey Energy Company: $19.901, the price that is 30.00% below the initial stock price.

Share Amount:	Securities linked to Bank of America Corporation	55.6174
	Securities linked to The Goodyear Tire & Rubber Company	61.7284
	Securities linked to Massey Energy Company	35.1741

Exchange Listing:	None

Trade Date:	August 28, 2009

Expected Original Issue Date:	September 2, 2009

CUSIP Number:		CUSIP No.
	Securities linked to Bank of America Corporation	282645RM4
	Securities linked to The Goodyear Tire & Rubber Company	282645RK8
	Securities linked to Massey Energy Company	282645RJ1

Securities linked to Bank of America Corporation	Per Security	Total
Public Offering Price	$1,000.00	$12,020,000.00
Underwriting Discount and Commission	$12.500	$150,250.00
Proceeds to Eksportfinans ASA	$987.50	$11,869,750.00

Securities linked to The Goodyear Tire & Rubber Company	Per Security	Total
Public Offering Price	$1,000.00	$792,000.00
Underwriting Discount and Commission	$12.50	$9,900.00
Proceeds to Eksportfinans ASA	$987.50	$782,100.00

Securities linked to Massey Energy Company	Per Security	Total
Public Offering Price	$1,000.00	$2,156,000.00
Underwriting Discount and Commission	$12.50	$26,950.00
Proceeds to Eksportfinans ASA	$987.50	$2,129,050.00

Additional terms specific to the securities

     You should read this pricing supplement together with the prospectus dated February 5, 2007, as supplemented by the prospectus supplement dated February 5, 2007 relating to our medium-term notes of which these securities are a part, and the more detailed information contained in product supplement no. 2 dated September 7, 2007. This pricing supplement, together with these documents, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk factors” in the accompanying product supplement no. 2 and the accompanying prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

     You may access these documents on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

     http://www.sec.gov/Archives/edgar/data/700978/000095012307012382/u53557e424b2.htm

     Our Central Index Key, or CIK, on the SEC Web site is 700978. As used in this terms supplement, the “Company,” “we,” “us,” or “our” refers to Eksportfinans ASA.

Selected risk considerations

     An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlying Stocks. These risks are explained in more detail in the “Risk factors” sections of the accompanying product supplement no. 2 dated September 7, 2007 and the accompanying prospectus supplement.

     No guaranteed return of principal. With an investment in the securities, you bear the risk of losing some or all of the value of your principal if a knock-in event occurs during the term of the securities and the final stock price is less than the initial stock price. Under these circumstances, at maturity, for each security you hold, the maturity payment amount that you will receive will be shares of the applicable Underlying Stock, which represents the number of shares of the applicable Underlying Stock equal to the share amount multiplied by the share multiplier. In these circumstances, you will lose some or all of the value of the principal amount of your securities and receive shares of the applicable Underlying Stock instead of a cash payment.

     Yield may be lower. The yield that you will receive on your securities, which could be negative, may be less than the return you could earn on other investments. Even if your yield is positive, your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security with the same maturity date.

     Relationship to the Underlying Stocks. You will have no rights against any of the Underlying Stock Issuers even though the market value of the securities and the amount you will receive at maturity depend on the performance of the applicable Underlying Stock. The Underlying Stock Issuers are not involved in the offering of the securities and have no obligations relating to the securities. In addition, you will not receive any dividend payments or other distributions on any of the Underlying Stocks, and as a holder of the securities, you will not have voting rights or any other rights that holders of the Underlying Stocks may have.

     No active trading market. The securities will not be listed or displayed on any securities exchange, the Nasdaq National Market or any electronic communications network. There can be no assurance that a liquid trading market will develop for the securities. The development of a trading market for the securities will depend on our financial performance and other factors such as the market price of any of the Underlying Stocks. Even if a secondary market for the securities develops, it may not provide significant liquidity and transaction costs in any secondary market could be high.

     Potential conflicts of interest. Wells Fargo Securities, LLC or its affiliates may presently or from time to time engage in business that may adversely affect the price of the securities, including hedging activities. In addition, the inclusion of commissions and projected profits from hedging in the original issue price is likely to adversely affect secondary market prices. In the course of business, Wells Fargo Securities, LLC or its affiliates may acquire non-public information relating to any of the Underlying Stock Issuers and, in addition, one or more affiliates of Wells Fargo Securities, LLC may publish research reports about any of the Underlying Stock Issuers. Neither we nor Wells Fargo Securities, LLC make any representation to any purchasers of the securities regarding any matters whatsoever relating to any of the Underlying Stock Issuers.

Hypothetical returns

     The following table illustrates the hypothetical maturity payment amount and corresponding hypothetical return at maturity per security (in each case, including interest payments), for a range of hypothetical final stock prices and the corresponding hypothetical price return of each of the Underlying Stocks and whether or not a knock-in event has occurred.

     The tables below assume no market disruption event, antidilution adjustments or settlement disruption event occurs. Also, the hypothetical rates of return shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to the securities, tax liabilities could affect the after-tax rate of return on the securities to a comparatively greater extent than the after-tax return on each of the Underlying Stocks.

Securities linked to Bank of America Corporation

The examples are based on the following terms:

  an initial stock price of $17.98;

  a knock-in price of $12.586;

  an interest rate of 15.50%; and

  an investment term of 183 days.

     The figures below are for purposes of illustration only. The actual maturity payment amount and the resulting return (inclusive of coupons) will depend on the actual final stock price and whether or not a knock-in event occurs, each determined by the calculation agent as described in this pricing supplement.

		A Knock-In Event Has Occurred		A Knock-In Event Has Not Occurred
Hypothetical Final Stock Price	Hypothetical Price Return of the Underlying Stock	Hypothetical Return at Maturity per Security (Including Interest)(1)	Hypothetical Maturity Payment Amount per Security (Including Interest)	Hypothetical Return at Maturity per Security (Including Interest)(1)	Hypothetical Maturity Payment Amount per Security (Including Interest)
$8.99	-50.00%	-42.12%	$578.79	-	-
$9.89	-45.00%	-37.12%	$628.79	-	-
$10.79	-40.00%	-32.12%	$678.79	-	-
$11.69	-35.00%	-27.12%	$728.79	-	-
$12.586(2)	-30.00%	-22.12%	$778.79	-	-
$13.49	-25.00%	-17.12%	$828.79	7.88%	$1,078.79
$14.38	-20.00%	-12.12%	$878.79	7.88%	$1,078.79
$15.28	-15.00%	-7.12%	$928.79	7.88%	$1,078.79
$16.18	-10.00%	-2.12%	$978.79	7.88%	$1,078.79
$17.08	-5.00%	2.88%	$1,028.79	7.88%	$1,078.79
$17.98(3)	0.00%	7.88%	$1,078.79	7.88%	$1,078.79
$18.88	5.00%	7.88%	$1,078.79	7.88%	$1,078.79
$19.78	10.00%	7.88%	$1,078.79	7.88%	$1,078.79
$20.68	15.00%	7.88%	$1,078.79	7.88%	$1,078.79
$21.58	20.00%	7.88%	$1,078.79	7.88%	$1,078.79
$22.48	25.00%	7.88%	$1,078.79	7.88%	$1,078.79
$23.37	30.00%	7.88%	$1,078.79	7.88%	$1,078.79
$24.27	35.00%	7.88%	$1,078.79	7.88%	$1,078.79
$25.17	40.00%	7.88%	$1,078.79	7.88%	$1,078.79
$26.07	45.00%	7.88%	$1,078.79	7.88%	$1,078.79
$26.97	50.00%	7.88%	$1,078.79	7.88%	$1,078.79

(1)

The returns at maturity specified above are not annualized rates of return but rather actual returns over the term of the security and, in the case of the securities, are calculated based on a 183-day investment term and, in the case of the applicable Underlying Stock, do not take into account dividends, if any, paid on the applicable Underlying Stock or any transaction fees and expenses.

(2)	This is the knock-in price.
(3)	This is the initial stock price.

     The following graph sets forth the return at maturity for a range of final stock prices both if a knock-in event has occurred and if a knock-in event has not occurred.

Return Profile of 15.50% Enhanced Yield Securities vs. Bank of America Corporation*

* Based on an interest rate of 15.50% per annum and a 183-day term.

Securities linked to The Goodyear Tire & Rubber Company

The examples are based on the following terms:

  an initial stock price of $16.20;

  a knock-in price of $11.340;

  an interest rate of 17.00%; and

  an investment term of 183 days.

     The figures below are for purposes of illustration only. The actual maturity payment amount and the resulting return (inclusive of coupons) will depend on the actual final stock price and whether or not a knock-in event occurs, each determined by the calculation agent as described in this pricing supplement.

		A Knock-In Event Has Occurred		A Knock-In Event Has Not Occurred
Hypothetical Final Stock Price	Hypothetical Price Return of the Underlying Stock	Hypothetical Return at Maturity per Security (Including Interest)(1)	Hypothetical Maturity Payment Amount per Security (Including Interest)	Hypothetical Return at Maturity per Security (Including Interest)(1)	Hypothetical Maturity Payment Amount per Security (Including Interest)
$8.10	-50.00%	-41.36%	$586.42	-	-
$8.91	-45.00%	-36.36%	$636.42	-	-
$9.72	-40.00%	-31.36%	$686.42	-	-
$10.53	-35.00%	-26.36%	$736.42	-	-
$11.340(2)	-30.00%	-21.36%	$786.42	-	-
$12.15	-25.00%	-16.36%	$836.42	8.64%	$1,086.42
$12.96	-20.00%	-11.36%	$886.42	8.64%	$1,086.42
$13.77	-15.00%	-6.36%	$936.42	8.64%	$1,086.42
$14.58	-10.00%	-1.36%	$986.42	8.64%	$1,086.42
$15.39	-5.00%	3.64%	$1,036.42	8.64%	$1,086.42
$16.20(3)	0.00%	8.64%	$1,086.42	8.64%	$1,086.42
$17.01	5.00%	8.64%	$1,086.42	8.64%	$1,086.42
$17.82	10.00%	8.64%	$1,086.42	8.64%	$1,086.42
$18.63	15.00%	8.64%	$1,086.42	8.64%	$1,086.42
$19.44	20.00%	8.64%	$1,086.42	8.64%	$1,086.42
$20.25	25.00%	8.64%	$1,086.42	8.64%	$1,086.42
$21.06	30.00%	8.64%	$1,086.42	8.64%	$1,086.42
$21.87	35.00%	8.64%	$1,086.42	8.64%	$1,086.42
$22.68	40.00%	8.64%	$1,086.42	8.64%	$1,086.42
$23.49	45.00%	8.64%	$1,086.42	8.64%	$1,086.42
$24.30	50.00%	8.64%	$1,086.42	8.64%	$1,086.42

(1)

The returns at maturity specified above are not annualized rates of return but rather actual returns over the term of the security and, in the case of the securities, are calculated based on a 183-day investment term and, in the case of the applicable Underlying Stock, do not take into account dividends, if any, paid on the applicable Underlying Stock or any transaction fees and expenses.

(2)	This is the knock-in price.
(3)	This is the initial stock price.

     The following graph sets forth the return at maturity for a range of final stock prices both if a knock-in event has occurred and if a knock-in event has not occurred.

Return Profile of 17.00% Enhanced Yield Securities vs. The Goodyear Tire & Rubber Company *

* Based on an interest rate of 17.00% per annum and a 183-day term.

Securities linked to Massey Energy Company

The examples are based on the following terms:

  an initial stock price of $28.43;

  a knock-in price of $19.901;

  an interest rate of 20.00%; and

  an investment term of 183 days.

     The figures below are for purposes of illustration only. The actual maturity payment amount and the resulting return (inclusive of coupons) will depend on the actual final stock price and whether or not a knock-in event occurs, each determined by the calculation agent as described in this terms supplement.

		A Knock-In Event Has Occurred		A Knock-In Event Has Not Occurred
Hypothetical Final Stock Price	Hypothetical Price Return of the Underlying Stock	Hypothetical Return at Maturity per Security (Including Interest)(1)	Hypothetical Maturity Payment Amount per Security (Including Interest)	Hypothetical Return at Maturity per Security (Including Interest)(1)	Hypothetical Maturity Payment Amount per Security (Including Interest)
$14.22	-50.00%	-39.83%	$601.67	-	-
$15.64	-45.00%	-34.83%	$651.67	-	-
$17.06	-40.00%	-29.83%	$701.67	-	-
$18.48	-35.00%	-24.83%	$751.67	-	-
$19.901(2)	-30.00%	-19.83%	$801.67	-	-
$21.32	-25.00%	-14.83%	$851.67	10.17%	$1,101.67
$22.74	-20.00%	-9.83%	$901.67	10.17%	$1,101.67
$24.17	-15.00%	-4.83%	$951.67	10.17%	$1,101.67
$25.59	-10.00%	0.17%	$1,001.67	10.17%	$1,101.67
$27.01	-5.00%	5.17%	$1,051.67	10.17%	$1,101.67
$28.43(3)	0.00%	10.17%	$1,101.67	10.17%	$1,101.67
$29.85	5.00%	10.17%	$1,101.67	10.17%	$1,101.67
$31.27	10.00%	10.17%	$1,101.67	10.17%	$1,101.67
$32.69	15.00%	10.17%	$1,101.67	10.17%	$1,101.67
$34.12	20.00%	10.17%	$1,101.67	10.17%	$1,101.67
$35.54	25.00%	10.17%	$1,101.67	10.17%	$1,101.67
$36.96	30.00%	10.17%	$1,101.67	10.17%	$1,101.67
$38.38	35.00%	10.17%	$1,101.67	10.17%	$1,101.67
$39.80	40.00%	10.17%	$1,101.67	10.17%	$1,101.67
$41.22	45.00%	10.17%	$1,101.67	10.17%	$1,101.67
$42.65	50.00%	10.17%	$1,101.67	10.17%	$1,101.67

(1)

The returns at maturity specified above are not annualized rates of return but rather actual returns over the term of the security and, in the case of the securities, are calculated based on a 183-day investment term and, in the case of the applicable Underlying Stock, do not take into account dividends, if any, paid on the applicable Underlying Stock or any transaction fees and expenses.

(2)	This is the knock-in price.
(3)	This is the initial stock price.

     The following graph sets forth the return at maturity for a range of final stock prices both if a knock-in event has occurred and if a knock-in event has not occurred.

Return Profile of 20.00% Enhanced Yield Securities vs. Massey Energy Company *

* Based on an interest rate of 20.00% per annum and a 183-day term.

The Underlying Stocks

The Underlying Stock Issuers

     Provided below is a brief description of the Underlying Stock Issuers obtained from publicly available information published by the Underlying Stock Issuers. Neither we nor Wells Fargo Securities, LLC make any representation to any purchasers of the securities regarding any matters whatsoever relating to the Underlying Stock Issuers. Any prospective purchaser of the securities should undertake an independent investigation of the Underlying Stock Issuers as in its judgment is appropriate to make an informed decision regarding an investment in the securities.

     Each of the Underlying Stocks is registered under the U.S. Securities Exchange Act of 1934, as amended (the Exchange Act). Companies with securities registered under the Exchange Act are required to file periodically financial and other information specified by the SEC. Information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. In addition, information filed by each of the Underlying Stock Issuers with the SEC electronically can be reviewed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov.

     According to its publicly available documents, Bank of America Corporation is a Delaware corporation, a bank holding company and a financial holding company. Bank of America Corporation provides a diversified range of banking and non-banking financial services and products through three business segments: Global Consumer and Small Business Banking, Global Corporate and Investment Banking and Global Wealth and Investment Management. Information filed with the SEC by Bank of America Corporation under the Exchange Act can be located by reference to SEC file number 001-06523.

     According to its publicly available documents, The Goodyear Tire & Rubber Company is one of the world’s leading manufacturers of tires, engaging in operations in most regions of the world. Together with its U.S. and international subsidiaries and joint ventures, The Goodyear Tire & Rubber Company develops, manufactures, markets and distributes tires for most applications. Information filed with the SEC by The Goodyear Tire & Rubber Company under the Exchange Act can be located by reference to SEC file number 001-01927.

     According to its publicly available documents, Massey Energy Company is one of the premier coal producers in the United States. Massey Energy Company produces, processes and sells bituminous coal of various steam and metallurgical grades, primarily of a low sulfur content, through 23 processing and shipping centers, many of which receive coal from multiple mines. Information filed with the SEC by Massey Energy Company under the Exchange Act can be located by reference to SEC file number 001-07775.

Historical Data

     Each of the Underlying Stocks is listed on the Relevant Exchange under its respective symbol described above. The following table sets forth the high intra-day, low intra-day and quarter-end closing prices for each of the Underlying Stocks for the four calendar quarters in each of 2004, 2005, 2006, 2007, 2008, the first two quarters of 2009 and the period from July 1, 2009 to August 28, 2009. For each of the Underlying Stocks, the historical prices listed below were obtained from Bloomberg Financial Markets without independent verification. These historical prices should not be taken as an indication of future performance, and no assurance can be given that the price of either of the Underlying Stocks will not decrease such that you would receive less than the principal amount of your securities at maturity.

     Any historical upward or downward trend in the price of any of the Underlying Stocks during any period shown below is not an indication that the price of that Underlying Stock is more or less likely to increase or decrease at any time during the term of the securities. You should not take the historical performance levels as an indication of future performance of any of the Underlying Stocks. We cannot assure you that the future performance of any of the Underlying Stocks will result in your receiving the principal amount of your securities on the maturity date. The actual performance of each of the Underlying Stocks over the life of the securities may bear little relation to the historical levels shown below.

Bank of America Corporation

Quarter-Start Date	Quarter-End Date	High Intra-Day Price	Low Intra-Day Price	Quarter-End Closing Price
1/1/2004	3/31/2004	41.50	38.81	40.49
4/1/2004	6/30/2004	42.83	38.52	42.31
7/1/2004	9/30/2004	44.99	41.77	43.33
10/1/2004	12/31/2004	47.47	42.94	46.99
1/1/2005	3/31/2005	47.20	43.43	44.10
4/1/2005	6/30/2005	47.42	43.47	45.61
7/1/2005	9/30/2005	46.05	41.14	42.10
10/1/2005	12/31/2005	47.25	41.38	46.15
1/1/2006	3/31/2006	47.20	42.98	45.54
4/1/2006	6/30/2006	50.50	45.26	48.10
7/1/2006	9/30/2006	54.00	47.59	53.57
10/1/2006	12/31/2006	55.08	51.32	53.39
1/1/2007	3/31/2007	54.21	48.36	51.02
4/1/2007	6/30/2007	52.20	48.55	48.89
7/1/2007	9/30/2007	52.77	46.52	50.27
10/1/2007	12/31/2007	52.95	40.61	41.26
1/1/2008	3/31/2008	45.08	33.25	37.91
4/1/2008	6/30/2008	41.37	23.65	23.87
7/1/2008	9/30/2008	38.85	18.44	35.00
10/1/2008	12/31/2008	38.5	10.01	14.08
1/1/2009	3/31/2009	14.81	2.53	6.82
4/1/2009	6/30/2009	15.06	6.45	13.20
7/1/2009	8/28/2009	18.25	11.27	17.98

The Goodyear Tire & Rubber Company

Quarter-Start Date	Quarter-End Date	High Intra-Day Price	Low Intra-Day Price	Quarter-End Closing Price
1/1/2004	3/31/2004	11.90	7.06	8.54
4/1/2004	6/30/2004	10.40	7.66	9.09
7/1/2004	9/30/2004	12.00	9.09	10.74
10/1/2004	12/31/2004	15.01	9.21	14.66
1/1/2005	3/31/2005	16.08	13.11	13.35
4/1/2005	6/30/2005	15.45	11.24	14.90
7/1/2005	9/30/2005	18.57	14.65	15.59
10/1/2005	12/31/2005	18.18	12.81	17.38
1/1/2006	3/31/2006	19.30	12.78	14.48
4/1/2006	6/30/2006	15.42	10.35	11.10
7/1/2006	9/30/2006	15.05	9.76	14.50
10/1/2006	12/31/2006	21.35	13.64	20.99
1/1/2007	3/31/2007	32.16	21.40	31.19
4/1/2007	6/30/2007	36.59	30.96	34.76
7/1/2007	9/30/2007	36.90	23.83	30.41
10/1/2007	12/31/2007	31.36	25.34	28.22
1/1/2008	3/31/2008	29.87	22.36	25.80
4/1/2008	6/30/2008	30.10	17.53	17.83
7/1/2008	9/30/2008	23.10	14.16	15.31
10/1/2008	12/31/2008	15.11	3.94	5.97
1/1/2009	3/31/2009	8.09	3.17	6.26
4/1/2009	6/30/2009	14.26	6.00	11.26
7/1/2009	8/28/2009	18.84	9.98	16.20

Massey Energy Company

Quarter-Start Date	Quarter-End Date	High Intra-Day Price	Low Intra-Day Price	Quarter-End Closing Price
1/1/2004	3/31/2004	24.40	17.99	22.07
4/1/2004	6/30/2004	28.21	20.83	28.21
7/1/2004	9/30/2004	29.66	24.59	28.93
10/1/2004	12/31/2004	15.01	9.21	14.66
1/1/2005	3/31/2005	16.08	13.11	13.35
4/1/2005	6/30/2005	42.15	34.86	37.72
7/1/2005	9/30/2005	57.00	37.76	51.07
10/1/2005	12/31/2005	52.57	36.65	37.87
1/1/2006	3/31/2006	41.51	33.10	36.07
4/1/2006	6/30/2006	44.34	32.15	36.00
7/1/2006	9/30/2006	37.05	18.77	20.94
10/1/2006	12/31/2006	27.98	19.31	23.23
1/1/2007	3/31/2007	26.35	21.57	23.99
4/1/2007	6/30/2007	36.59	30.96	34.76
7/1/2007	9/30/2007	26.80	16.02	21.82
10/1/2007	12/31/2007	37.98	21.50	35.75
1/1/2008	3/31/2008	44.00	26.69	36.50
4/1/2008	6/30/2008	95.70	35.33	93.75
7/1/2008	9/30/2008	93.98	31.17	35.67
10/1/2008	12/31/2008	15.11	3.94	5.97
1/1/2009	3/31/2009	8.09	3.17	6.26
4/1/2009	6/30/2009	26.46	9.80	19.54
7/1/2009	8/28/2009	31.30	15.85	28.43

Supplemental information regarding taxation in the United States

     The amount of the stated interest rate on the note that constitutes interest on the Deposit (as defined in the accompanying product supplement no. 2), and the amount that constitutes Put Premium (as defined in the accompanying product supplement no. 2) are set forth in the table below.

	Deposit	Put Premium
Securities linked to Bank of America Corporation	0.349%	15.151%
Securities linked to The Goodyear Tire & Rubber Company	0.349%	10.651%
Securities linked to Massey Energy Company	0.349%	19.651%

     In addition to potential alternative treatments under current tax law, it is also possible that the tax law may be changed by legislative or regulatory action, possibly with retroactive effect. However, it is not possible to predict whether or when such action will occur and the effect of such potential changes is uncertain.

     Please refer to “Taxation in the United States” beginning on page PS-29 of the accompanying product supplement no. 2.

Supplemental plan of distribution

     The securities are being purchased by Wells Fargo Securities, LLC (the agent) as principal, pursuant to terms agreements dated as of August 28, 2009 between the agent and us. The agent has agreed to pay our out-of-pocket expenses in connection with the issuance of the securities.

     See “Supplemental plan of distribution” beginning on page PS-32 of the accompanying product supplement no. 2.